EXHIBIT 99.1

GENIUS PRODUCTS, INC. REPORTS FIRST QUARTER 2008 RESULTS FOR GENIUS PRODUCTS, LLC

Revenue Increased 19% to $98.2 million, Compared to Same Quarter Prior Year

SANTA MONICA, Calif.—MAY 12, 2008--Genius Products, Inc. (OTCBB: GNPI) today announces first quarter 2008 results.  All of the discussion items in this release relate to Genius Products, Inc.'s equity investment in Genius Products, LLC. Revenue is net of sales returns, price protection, rebates, discounts, allowances and adjustments to conform to GAAP.

“During the first quarter and beginning of the second quarter 2008, we completed the first step of our restructuring process which included a 15% reduction in workforce and write-off of intangible non-branded assets and content investments.  We will continue the restructure with a clear path to realizing a significant annualized cost savings and a much simplified organizational structure and business model.  Our primary focus will be on servicing our major consumer branded partnerships; The Weinstein Company®, RHI Entertainment™, WWE®, ESPN®, Sesame Workshop®, Entertainment Rights, Discovery and IFC®.  The streamlined organization and focus improves the company’s ability to capitalize on additional growth opportunities, such as the launch of Blu-Ray DVDs and video games,” stated Stephen K. Bannon, Chairman.

First Quarter 2008 Financial and Operating Highlights:

•	Revenue of $98.2 million vs. prior year revenues of $83.1 million, an increase of $15.1 million or 18%
•	Non-TWC revenue of $39.1 million vs. prior year revenue of $22.4 million, an increase of $16.7 million or 75%
•	Non-TWC revenue was 40% of total revenue vs. 27% in first quarter 2007 and 11% in first quarter 2006
•	Returns, discounts and allowances were $29.0 million or 22.8% of revenue compared to $31.7 million or 27.6% of revenue for prior year
•	Matthew Smith, President of Genius Products, LLC, joins executive management team and Edward J. Byrnes is named Chief Financial Officer of Genius Products, Inc. and Genius Products, LLC.
•	Began process to streamline organization including a 15% reduction in workforce; streamlining expected to achieve an annualized reduction of $4.4 million in operating expenses

Trevor Drinkwater, President and CEO, stated, “We are encouraged by our solid first quarter revenue considering the limited theatrical slate and soft market conditions.  In addition, we made progress in our DVD business by focusing primarily on key branded partners resulting in reduced returns, discounts and allowances and improvement in supply chain efficiencies. We also began implementing steps to reduce our operating expenses during the latter part of the first quarter which will better align the cost structure of the company with our streamlined business model.”

“Our first quarter operating performance was impacted by impairments related to the strategic decision to dramatically reduce the number of releases we manage and partners we represent.  We believe these actions will allow our organization to clearly focus on developing our primary businesses, improve operating margins, and continue our expansion into new business beyond the sale of the DVDs,” continued Mr. Drinkwater.  “Matthew Smith, our new President of the distributor Genius Products, LLC, and Edward J. Byrnes, our new CFO, are overseeing the realignment of our cost structure, improving margins and ensuring we effectively manage our key branded partnerships.”

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Matthew Smith, President, Genius Products LLC, stated, “We expect to achieve significant cost savings in 2008 which should lead to a major reduction in annualized operating costs.  Our objective is to complete this strategic realignment by the end of the second quarter which will allow us to show meaningful improvement in our cost structure in the third and fourth quarters of this year.”

Matthew Smith continued, “Despite the limited theatrical release slate for the first half of 2008, TWC’s significant ramp-up  starting in August through the end of the calendar year should result in a solid fourth quarter and first quarter of 2009.   As a direct result of the shift in schedule combined with our aggressive reorganization we have decided  to withdraw previously announced annual guidance and will provide updated financial guidance when second quarter results are announced.”

Genius Products, LLC Actual Results for the Three Months ending March 31, 2008

•	Net revenue was $98.2 million in first quarter 2008 versus $83.1 million in first quarter 2007, an increase of $15.1 million or 18%.

•	Total cost of revenue was $102 million in first quarter 2008 versus $76.2 million in first quarter 2007, an increase of $25.8 million or 34%.

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Product Cost, supply chain and inventory obsolescence costs were $16.4 million in first quarter 2008 versus $20.3 million in first quarter 2007, a reduction of cost of $3.9 million, primarily caused by improvements in purchasing and supply chain efficiencies.

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Bad Debt and Customer Deductions – a reduction in cost of $0.9 million.  This reflects an improvement of $1.1 million versus the first quarter 2007, due to an improvement in resolution of customer deductions.

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Amortization of Intangibles - as a result of recording an impairment charge of $2.8 million relating to unamortized advances, the company performed an analysis of its distribution agreements recorded as intangible assets.  Based on the analysis, the company recorded a non-cash impairment of $2.5 million.

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Unamortized Advances – based on an evaluation of market value and a realignment of resources, the company accelerated the amortization of its film library by $1.4 million and recorded advance impairments of $2.8 million.

o	Marketing and Advertising was $16.8 million in first quarter 2008 versus $16.5 million in first quarter 2007, an increase of $0.3 million or 2%.

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Participation costs was $64.9 million in first quarter 2008 versus $37.9 million in first quarter 2007, an increase of $27.0 million or 71%.  The increase was primarily driven by the timing of participation costs, as is normal when accounting for participation costs utilizing SOP-002 – non-TWC revenue increased 75% versus the first quarter 2008.

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o	Operating Expenses was $10.7 million in first quarter 2008 versus $9.1 million in first quarter 2007, an increase of $1.6 million or 18%.

▪	Research and development costs relating to games was $1.2 million in first quarter 2008. The cost of game development must be expensed until technological feasibility of the game is established.

▪	Stock compensation income was $1.3 million in first quarter 2008.

▪	Operating expenses excluding games was 9.7% of net revenue versus 11%.

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Interest Expense was $1.0 million in first quarter 2008 versus $0.3 million in first quarter 2007.  The increase in interest expense is due to $8 million promissory notes and borrowing under the credit facility with Societe Generale.

o	Net Loss was ($15.4) million in first quarter 2008 versus ($2.4) million in first quarter 2007.

•	Liquidity and Capital Resources

o	Management expects that as non-TWC revenue increases, resulting in increased non-TWC receivables, the Distributor’s availability will increase under the amended credit agreement with Societe Generale.

•	Restructuring

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The company concluded that it was necessary to exit the non branded business at a significantly faster pace than contemplated at year end at 2007.  This decision impacted the first quarter 2008 performance as a result of the impairments recorded.

o	The restructure plan resulted in a reduction in force of 15%, an expected annualized savings of approximately $4.4 million.

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The expected charge relating to involuntary termination is approximately $0.9 million and it will be recorded in second quarter 2008.  The result in savings is expected to occur in the third and fourth quarters of 2008.

o	As a consequence, the company has decided to withdraw the previously announced fiscal year guidance for revenue, adjusted EBITDAS and free cash flow.

Edward J. Byrnes stated, “The last 14 months have been both challenging and rewarding.  I feel we have laid the foundations to ensure that we address the ever changing compliance and regulatory requirements, attest to our accuracy of financial reporting, help drive performance and contribute to shareholder value.”

Investor Conference Call
Investors are invited to listen to Genius Products' conference call by dialing 888-713-4214 and using the passcode 61327635.  International callers can dial 617-213-4866 and enter the same passcode.  There will also be a simultaneous webcast available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com.

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A replay of the call will be available until May 26th and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and using the passcode 94251518.  A replay webcast will also be available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com.

About Genius Products
Genius Products, Inc. (OTCBB:GNPI), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Animal Planet, Asia Extreme™, Discovery Kids, Dragon Dynasty™, Dimension Films™, Entertainment Rights group companies (Entertainment Rights, Classic Media and Big Idea), ESPN®, IFC®, RHI Entertainment™, Sesame Workshop®, TLC, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC, in which it holds a 30% equity interest.

Safe Harbor Statement
Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products' business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding our anticipated revenue, income, operating expenses, operating margins and profitability, the period during which Genius Products will achieve profitability, our projected revenue from TWC and non-TWC content, increases in sales volume, our anticipated growth in revenue and content, our ability to forecast returns, our ability to successfully position ourselves as a leading home entertainment distributor, the number of anticipated releases per year under our agreements with TWC and our other content partners, the anticipated timing and performance of new releases, our anticipated co-productions with our co-producing partners and our anticipated expansion into new lines of business and/or new territories. Actual results could vary for many reasons, including but not limited to, our ability to acquire and keep valuable content and expand our distribution and co-production partnerships, the unpredictability of audience demand, the success of The Weinstein Company titles at the box office and the popularity of our titles on DVD, our ability to perform under the terms of our agreement with our content providers, our ability to comply with the terms of our credit facility with Societe Generale, our ability to continue to manage our significant growth, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products' filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contact:
GNPI—Investor Relations
John Mills / Anne Rakunas, 310-954-1100